Exhibit (h)(3)(ii)

AMENDMENT TO THE PF

EXPENSE LIMITATION AGREEMENT III

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III (the “Amendment”) effective as of December 31, 2014, between Pacific Funds (formerly, Pacific Life Funds) (the “Trust”), a Delaware statutory trust, on behalf of the Funds designated in Schedule A hereto, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.

WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement III dated December 19, 2011, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;

NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:

1)	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2)	All references to “Pacific Life Funds” and “PL” are hereby replaced with “Pacific Funds” and “PF” respectively.

3)	Section I Paragraph A “Fund Operating Expenses” is hereby deleted in its entirety and replaced with the following:

“For purposes of this Agreement “Fund Operating Expenses” shall consist of the ordinary operating expenses incurred by a Fund in any fiscal year, including the administration fees and organizational expenses and excluding the following: investment advisory fees; distribution and/or service fees; dividends on securities sold short; acquired fund fees and expenses; foreign taxes on dividends, interest , or gains; interest (including commitment fees); taxes; brokerage commissions and other transactional expenses; extraordinary expenses, such as litigation; and other expenses not incurred in the ordinary course of the Fund’s business (including No-Action Letters, Private Letter Rulings, and the like).

4)	Section I Paragraph F “Repayment” is hereby deleted in its entirety and replaced with the following:

“Each Fund agrees to repay the Adviser, out of assets belonging to that Fund, any Fund Operating Expenses in excess of the Operating Expense Limit paid, reimbursed or otherwise absorbed by the Adviser, during the term of this Agreement, provided that the Adviser will not be entitled to repayment for any amount by which such repayment would cause Fund Operating Expenses, during the fiscal year of such repayment to exceed the Operating Expense Limit that was in effect at the time of the reimbursement. Except to the extent consistent with generally accepted accounting principles and the position of the staff of the SEC at the time, no amount will be repaid to the Adviser by a Fund more than three fiscal years after the year in which the Adviser reduced its fee, reimbursed or otherwise absorbed the Excess Amount. Any amounts waived by the Adviser are not subject to repayment.

5)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

6)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS, on behalf of the applicable Funds

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

SCHEDULE A

to the PACIFIC FUNDS

EXPENSE LIMITATION AGREEMENT III

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund:	Contractual Rate	Effective Date	Termination Date
Pacific FundsSM High Income	0.20%	December 19, 2011	July 31, 2016 (July 31, 2015 for Class P)
Pacific FundsSM Short Duration Income	0.20%	December 19, 2011	July 31, 2016
Pacific FundsSM Strategic Income	0.20%	December 19, 2011	July 31, 2016
Pacific FundsSM Core Income (formerly known as PL Income Fund)	0.20%	August 1, 2014	July 31, 2016
Pacific FundsSM Floating Rate Income	0.20%	January 1, 2015	July 31, 2016
Pacific FundsSM Limited Duration High Income	0.20%	August 1, 2013	July 31, 2016
Pacific FundsSM Diversified Alternatives	0.40%	December 31, 2013	December 31, 2016

Effective: December 31, 2014